Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE PERINI CORPORATION

2004 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:  Kenneth R. Burk

Number of Restricted Stock Units: 50,000

Grant Date: September 11, 2007

Final Acceptance Date:  September 26, 2007

Pursuant to the Perini Corporation 2004 Stock Option and Incentive Plan (the “Plan”), Perini Corporation (the “Company”) hereby grants the number of Restricted Stock Units (“RSU’s”) specified above (the “Award”) to the Grantee named above, subject to the terms of the Plan and this Award Agreement.  The Award represents a promise to pay to the Grantee one share of Common Stock, par value $1.00 per share (the “Stock”) of the Company for each RSU, subject to the restrictions and conditions set forth herein and in the Plan.

1.         Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by signing and delivering to the Company a copy of this Award Agreement.

2.         Restrictions.  Prior to the vesting of the RSU’s as described in Paragraph 3, the Grantee shall have no rights in the RSU’s except as specifically provided herein.

(a)       Voting Rights and Dividends.  Until such time as the RSU’s are paid to the Grantee in shares of Stock, (i) the Grantee shall have no voting rights with respect to the RSU’s; and (ii) any dividends or other distributions paid with respect to the Company’s Stock shall accrue and shall be converted to additional RSU’s based on the closing price of the Stock on any dividend distribution date, provided that such additional RSU’s shall be subject to the same vesting conditions and restrictions on transferability as are the RSU’s with respect to which they were paid.

(b)       Sale Event.  Notwithstanding anything to the contrary in this Award Agreement, in the event of a Sale Event prior to the vesting of any RSU’s, each unvested RSU shall become immediately vested and payable to the Grantee.

(c)       Restrictions on Transfer.  The RSU’s granted pursuant to this Agreement  may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated and any such attempt to transfer any RSU will not be honored.

3.	Vesting of Restricted Stock Units.

(a)       Form of Payment.  Upon the vesting of any RSU’s, the restrictions and conditions in Paragraph 2 of this Agreement with respect to such RSU’s shall lapse and such RSU’s shall become payable to the Grantee in shares of Stock on the relevant vesting date specified in Paragraph 3(c).

(b)       Tranches of RSU’s.  The Award shall consist of two tranches (Tranche A and Tranche B) of RSU’s.  Tranche A shall consist of 25,000 RSU’s and Tranche B shall consist of 25,000 RSU’s.  Tranche A shall be earned only in the event that the Grantee remains an Executive Officer of Perini Corporation through and including January 5, 2008 (the “Tranche A Vesting Date”).   Tranche B shall be earned only in the event that the Grantee remains an Executive Officer of Perini Corporation through and including January 5, 2009 (the “Tranche B Vesting Date”).

(c)       Vesting Date.  In the event that the condition for vesting the Tranche A RSU’s cited in Section 3(b) is attained, the RSU’s in Tranche A shall vest on the Tranche A Vesting Date.  In the event that the condition for vesting the Tranche B RSU’s cited in Section 3(b) is attained, the RSU’s in Tranche B shall vest on the Tranche B Vesting Date.

(d)       Forfeiture.  In the event that the condition cited in Section 3(b) is not attained, the RSU’s in Tranche A shall be forfeited by the Grantee on the date that the Grantee ceases to be an Executive Officer of the Company and after such date the Grantee shall have no further rights in such forfeited RSU’s; the RSU’s in Tranche B shall be forfeited on the date that the the Grantee ceases to be an Executive Officer of the Company and after such date the Grantee shall have no further rights in such forfeited RSU’s.

4.         Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.         Transferability.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6.         Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7.	Miscellaneous.

(a)       Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)       This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary.

By: /s/Robert Band Name: Robert Band Title: Chief Operating Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:	September 26, 2007

By: /s/Kenneth R. Burk Kenneth R. Burk, Grantee